May 23, 2002



Associated  Banc-Corp
1200  Hansen  Road
Green  Bay,  WI  54304

Gentlemen:

     We are acting as tax counsel to Associated Banc-Corp, a Wisconsin corporation ("Associated"), and ASBC Capital I, a statutory business trust created in the State of Delaware (the "Trust") in connection with the proposed issuance of preferred securities by the Trust. You have requested our opinion regarding the characterization of the Trust and the characterization of payments to be made on junior subordinated debentures to be issued by Associated to the Trust in connection with the issuance of preferred interests in the Trust for federal income tax purposes as discussed under the caption "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" in the Prospectus Supplement dated May 23, 2002 (the "Prospectus Supplement") to the Prospectus dated May 20, 2002 (the "Prospectus") which formed a part of the Registration Statement on the Form S-3 (the "Registration Statement") filed by Associated and the Trust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") on May 3, 2002, as amended by Pre-Effective Amendment No. 1 filed with the Commission on May 16, 2002 and Pre-Effective
Amendment  No.  2  filed  with  the  Commission  on  May  17,  2002.

     In rendering our opinion, we have reviewed the Registration Statement, the Prospectus, the Prospectus Supplement, the form of Junior Subordinated Indenture (the "Indenture"), the form of Amended and Restated Trust Agreement, the form of Guarantee Agreement, forms of which were included in or filed as exhibits to the Registration Statement, a certificate of fact furnished by Associated, dated as of May 23, 2002 and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

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     In  our  examination of relevant documents, we have assumed the genuineness of all signatures, the conformity to original documents of all copies of documents submitted to us, the authenticity of such copies and the accuracy of all financial information and calculations provided by or performed by Associated. In addition, we also have assumed that the transactions related to the issuance of the junior subordinated debentures and preferred securities will be consummated in accordance with the terms of the documents and forms of documents described herein. We cannot and do not represent that we checked the accuracy or the statements of fact or financial calculations contained in such documents and in documents incorporated by reference. Our opinion could be affected if any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof.

     Based on the foregoing, and assuming material compliance with the terms of the Amended and Restated Trust Agreement, Guarantee Agreement and Indenture (and other relevant documents) it is our opinion that:

          (1) The Trust will be characterized for United States federal income tax purposes as a grantor trust and will not be taxable as a corporation.

          (2) The junior subordinated debentures to be issued by Associated to the Trust will be classified for United States federal income tax purposes as indebtedness of Associated.

          (3) The statements under the caption "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" in the Prospectus Supplement, insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

     The opinions expressed herein represent our conclusions as to the application of existing federal income tax law to the facts as presented to us relating to the preferred securities and junior subordinated debentures, and we give no assurance that changes in such law or any interpretation thereof will not affect the opinions expressed by us. Moreover, there can be no assurance that this opinion will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinion. We express no opinion on the treatment of the preferred securities or the

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junior  subordinated  debentures under the income tax laws of any state or other taxing jurisdiction. We assume no obligation to advise you of any changes concerning the above, whether or not deemed material, which may hereafter come, or be brought, to our attention. The opinions expressed herein are a matter of professional judgment and are not a guarantee of result.

     This opinion is addressed to you and is solely for your use in connection with the issuance of the preferred securities and the junior subordinated debentures. We assume no professional responsibility to any other person or entity whatsoever. Accordingly, the opinions expressed herein are not to be utilized or quoted by, or delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, our prior written consent.

     We  hereby  consent to the use of our name under the caption "UNITED STATES
FEDERAL INCOME TAX CONSEQUENCES" and "Legal Matters" in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act or that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                              Yours  very  truly,

                              REINHART  BOERNER  VAN  DEUREN  S.C.

                              BY   /s/ John L. Schliesmann

                               John L. Schliesmann


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